Exhibit 5.1

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.
Baker Donelson Center, Suite 800
211 Commerce Street
Nashville, Tennessee 37201
Phone: (615) 726-5600
Fax: (615) 726-0464

June 11, 2012

Dollar General Corporation
100 Mission Ridge
Goodlettsville, TN 37072

Re:          Registration Statement on Form S-3

SEC File No. 333-165800

Ladies and Gentlemen:

We have acted as counsel for Dollar General Corporation, a Tennessee corporation (the “Company”), in connection with the offering of shares of the Company’s common stock, $0.875 par value per share (“Common Stock”) pursuant to the Underwriting Agreement dated June 5, 2012 between Citigroup Global Markets Inc., Goldman, Sachs & Co., KKR Capital Markets LLC, Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein (the “Underwriters”), the persons named in Schedule II thereto (the “Selling Shareholders”) and the Company (the “Underwriting Agreement”).  The Underwriting Agreement provides for the purchase by the Underwriters of 30,000,000 shares of the Company’s Common Stock (the “Firm Shares”) and, at the option of the Underwriters, up to 4,500,000 additional shares of Common Stock (the “Option Shares” and, collectively with the Firm Shares, the “Shares”).  The Shares are to be offered and sold by the Selling Shareholders pursuant to a prospectus supplement, dated June 5, 2012 (the “Prospectus Supplement”) and the accompanying base prospectus dated March 31, 2010 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-165800) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.  In making such examination and rendering the opinion set forth below, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine, and (v) any certificates of public officials have been properly given and are accurate.  We have further assumed the legal capacity of natural persons and that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.  Finally, as to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.

This opinion is limited to the Tennessee Business Corporation Act and the federal laws of United States of America.  Without limiting the generality of the foregoing, we express no opinion with respect to state securities or “Blue Sky” laws.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.  This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an Exhibit to a current report on Form 8-K, which we understand will be incorporated by reference into the Prospectus, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the Commission’s rules and regulations.

Very truly yours,

/s/BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.